UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2013

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

260 East Grand Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of KaloBios Pharmaceuticals, Inc. (the “Company”) appointed Herb C. Cross to the role of the Company’s Chief Financial Officer as of October 14, 2013 and as the principal financial and accounting officer effective October 22, 2013, replacing Jeffrey H. Cooper who previously indicated his intention to retire to spend more time with family and pursue other personal interests. Mr. Cross joined the Company on September 23, 2013 (the “Hire Date”) and has transitioned into the Chief Financial Officer role in coordination with Mr. Cooper.

There are no family relationships among Mr. Cross and any of our directors or executive officers and, other than as set forth herein, there are no arrangements or understandings between Mr. Cross and any other persons pursuant to which Mr. Cross was appointed as an executive officer of the Company. There have been no transactions or proposed transactions regarding Mr. Cross that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Financial Officer, Mr. Cross was granted an option to purchase 150,000 shares of the Company’s common stock (the “Cross Option Award”) with an exercise price equal to $4.15 per share, which was the closing price of the Company’s common stock on the date of grant. The Cross Option Award was granted under the Company’s 2012 Equity Incentive Plan. Twenty-five percent (25%) of the shares subject to the Cross Option Award will vest upon the completion of twelve continuous months of service from the Hire Date, and the remaining seventy-five percent (75%) of shares subject to the Cross Option Award will vest in equal monthly installments over the following thirty-six months of continuous service.

On October 22, 2013, the Board appointed Laurie Smaldone Alsup, M.D. to serve as a director of the Company, effective as of the close of business on October 22, 2013. The Board also appointed Dr. Smaldone Alsup to serve on the Compensation Committee of the Board (the “Compensation Committee”), effective as of the close of business on October 22, 2013. Dr. Smaldone Alsup has served as President of PharmApprove, a scientific, medical and regulatory communications consulting company, since August 2011. From April 2008 to May 2011, Dr. Smaldone Alsup served as President and Chief Executive Officer of Phytomedics, Inc., an early stage life sciences company. Dr. Smaldone Alsup served in multiple senior roles, including Vice President of Corporate Strategy and Business Risk Management from 2004 to 2007 and Senior Vice President of Global Regulatory Science & Affairs from 1998 to 2004, at Bristol-Myers Squibb Company.

In connection with her appointment to the Board, Dr. Smaldone Alsup will receive compensation consistent with the Company’s current compensation arrangements for non-employee directors, including cash compensation in the amount of $40,000 per year payable quarterly. Dr. Smaldone Alsup will also receive cash compensation in the amount of $6,000 per year payable quarterly in connection with her service on the Compensation Committee. Dr. Smaldone Alsup was granted an option to purchase 20,000 shares of the Company’s common stock (the “Smaldone Alsup Option Award”) with an exercise price equal to $4.15 per share, which was the closing price of the Company’s common stock on the date of grant. The Smaldone Alsup Option Award was granted under the Company’s 2012 Equity Incentive Plan. The shares subject to the Smaldone Alsup Option Award will vest in equal monthly installments over thirty-six months of continuous service after October 22, 2013.

On October 23, 2013, the Company announced that Dennis Henner, Ph.D. resigned from his position as a director of the Company, effective as of the close of business on October 22, 2013. Dr. Henner has stated that his resignation is not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

A copy of the press release announcing Dr. Henner’s resignation and Dr. Smaldone Alsup’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release issued by KaloBios Pharmaceuticals, Inc. on October 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ David W. Pritchard
David W. Pritchard
President and Chief Executive Officer

Dated: October 23, 2013